CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-113652 on Form N-1A under the Securities Act of 1933, of our report dated August 17, 2005, appearing in the annual report to shareholders of TFS Market Neutral Fund for the period ended June 30, 2005, and to the references to us under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Cincinnati, Ohio
August 17, 2005